IN THE CIRCUIT COURT OF THE SECOND JUDICIAL CIRCUIT, IN AND FOR LEON COUNTY, FLORIDA

State of Florida, ex rel., the Department of Financial Services of the State of Florida,
Relator

CASE NO.: 2023-CA-000320

vs.

United Property & Casualty Insurance Company,
Respondent
_______________________________/

CONSENT ORDER APPOINTING THE FLORIDA DEPARTMENT OF FINANCIAL SERVICES AS RECEIVER OF UNITED PROPERTY & CASUALTY INSURANCE COMPANY FOR PURPOSES OF LIQUIDATION, INJUNCTION, AND NOTICE OF AUTOMATIC STAY

THIS CAUSE was considered on the Petition of the Florida Department of Financial Services ("Department"), for a Consent Order appointing the Department of Financial Services as Receiver of United Property & Casualty Insurance Company ("Respondent" or "Company"), for Purposes of Liquidation, Injunction, and Notice of Automatic Stay (hereinafter, "Petition"). The Court, having reviewed and considered the pleadings of record, and otherwise being fully informed in the premises, finds as follows:

1. Section 631.021, Florida Statutes (2022), provides that a delinquency proceeding pursuant to chapter 631, Florida Statutes, constitutes the sole and exclusive method of liquidating, rehabilitating, reorganizing, or conserving a Florida domiciled insurer.

2. This Court has original jurisdiction over these proceedings and has exclusive jurisdiction over all assets or property of the Respondent, wherever located, including property located outside the territorial limits of the state. §§ 631.021(1),(6), Fla. Stat.

3. This Court can exercise jurisdiction over any person required by section 631.391, Florida Statutes, to cooperate with the Department and the Office of Insurance Regulation ("OIR") and over all persons made subject to this Court's jurisdiction by other provisions of law, section 631.025, Florida Statutes.

E-Filed and E-Served by JA on FEB 27 2023

4. Venue is proper in the Circuit Court of Leon County. § 631.021(2), Fla. Stat.

5. This Court is authorized to enter all necessary or proper orders to carry out the purpose of the Florida Insurers Rehabilitation and Liquidation Act, sections 631.001 *et seq*., Florida Statutes.

6. Respondent was licensed by OIR as a state of Florida domestic property and casualty insurer authorized to transact insurance business in the state of Florida pursuant to Chapter 624, Part III, Florida Statutes. Respondent is specifically authorized to write in the following lines of insurance: (010) Fire; (020) Allied Lines; (040) Homeowners Multi-Peril; (090) Inland Marine; (120) Earthquake; (170) Other Liability (260) Burglary and Theft; and (270) Boiler and Machinery. Respondent's principal place of business is located at: 800 2nd Ave South, St. Petersburg, Florida.

7. Upon a determination by OIR that one or more grounds exist to initiate a delinquency proceeding against an insurer and upon OIR's determination that a delinquency proceeding should be initiated, OIR is required to refer the insurer to the Department for the initiation of such delinquency proceeding. § 631.031(1), Florida Statutes.

8. By letter dated February 16, 2023, pursuant to section 631.031(1), Florida Statutes, Mark Yaworsky, Interim Commissioner of OIR, advised Florida's Chief Financial Officer, Jimmy Patronis, that grounds exist for the initiation of liquidation proceedings against Respondent. Attached to the letter was an affidavit from Virginia A. Christy, OIR's Director of Property & Casualty Financial Oversight, which provided the information required by that Section.

9. Section 631.031(2), Florida Statutes empowers the Department to petition this Court for a consent order directing it to liquidate a domestic insurer upon notification from OIR that grounds exist for the initiation of such proceedings. The Department finds that the affidavit and referral meet the statutory requirements of Section 631.031(1), Florida Statutes.

10. Pursuant to section 631.061, Florida Statutes, the Department may apply for such an order if the insurer is or is about to become insolvent or upon the existence of any of the grounds specified in section 631.051, Florida Statutes.

11. Based on the evidence presented in the Department's Petition, the Court has determined that sufficient grounds exist for the liquidation of Respondent pursuant to the following provisions of law:

a. Section 631.061(1), Florida Statutes in that Respondent is insolvent within the meaning of section 631.011(14).

b. Section 631.051(11), Florida Statutes in that Respondent has consented, through a Resolution of its board of directors, to the appointment of the Department as Receiver of Respondent for the purposes of liquidation.

c. Section 631.051(3), Florida Statutes in that OIR has determined that Respondent's continued operation is hazardous to its policyholders, creditors, stockholders, and the public.

12. The Court therefore finds that it is in the best interests of Respondent, its policyholders, creditors, stockholders, and the Public that the Department be appointed receiver of Respondent for purposes of liquidation.

THEREFORE, IT IS ORDERED AND ADJUDGED:

13. The Department of Financial Services of the State of Florida shall be and is hereby appointed receiver of Respondent for purposes of liquidation, **effective immediately upon the entry of this Order**.

14. The Department is granted all the powers of the Respondent's officers, directors, and managers, all of who are permanently discharged and who have no further authority of any kind over the affairs or assets of Respondent, except as may be redelegated by the Department. § 631.141(10), Fla. Stat.

15. The Department has full power to direct and manage the affairs of Respondent, to hire and discharge employees, and to deal with the property and business of the Respondent.

16. All officers, directors, trustees, administrators, agents and employees, and all other persons representing Respondent or currently employed or utilized by Respondent in connection with the conduct of its business are discharged forthwith, provided, however, the Department may retain such persons in the Department's discretion. § 631.141(10), Fla. Stat.

17. For purposes of this Order, the term "affiliate" shall be defined in accordance with section 631.011(1), Florida Statutes, and shall include, but not be limited to, the following affiliates: United Insurance Holding Corp.; United Insurance Management L.C.; Skyway Claims Services LLC; AmCo Holding Company LLC; Interboro Insurance Company; UPC Re; Skyway Reinsurance Services, LLC; Skyway Legal Services, LLC: Skyway Technology Services, LLC.

18. Any present or former officer, director, manager, trustee, administrator, attorney, agent, accountant, actuary, broker, employee, adjuster, independent contractor, or affiliate of Respondent and any other person who possesses or possessed any executive authority over, or who exercises or exercised any control over, any segment of Respondent's affairs or the affairs of its affiliates ("Controlling Persons") shall be required to fully cooperate with the Department, pursuant to section 631.391, Florida Statutes. Any person who fails to cooperate with the Department, interferes with the Department, or fails to follow the instructions of the Department, may, at the Department's discretion, be excluded from the Respondent's business premises.

19. The Department is vested with title to all property, real or personal; contracts; rights of action; and all books and records of Respondent, wherever located. § 631.141, Fla. Stat.

THE DEPARTMENT IS AUTHORIZED AND DIRECTED TO:

A. Take immediate possession of all the assets, estate, and property of every kind whatsoever and wherever located belonging to Respondent pursuant to sections 631.111, 631.141, and 631.155 Florida Statutes, whether in the possession of Respondent or its officers, directors, shareholders, trustees, employees, consultants, attorneys, agents, affiliates, or other persons, including but not limited to: offices maintained by Respondent; furniture; fixtures; equipment; office supplies; choses in action; rights of action; contract rights; books, papers, claims and claim files, policy files, application files, premium records, rate books, underwriting manuals, all reinsurance files, records, and related data; personnel records, and all other records and data that are otherwise the property of the Respondent, in whatever form maintained; evidences of debt; bank accounts; savings accounts; certificates of deposit, stocks, bonds, debentures, letters of credit, trust accounts, and all other sources of collateral, and other securities; mortgages; real property; and all funds held by Respondent's agents, subagents, producing agents, brokers, solicitors, service representatives, premium finance companies, or others under agency contracts or otherwise which are due and unpaid to Respondent, including premiums, unearned commissions, agents' balances, agents' reserve funds, subrogation recoveries, and the benefit of any tax refunds and/or recoverables, including but not limited to any net operating loss ("NOL") carrybacks, with the understanding that any right of offset shall be subject to the provisions of Chapter 631, Florida Statutes.

B. Marshal the assets and liquidate the business of Respondent.

C. Publish notice specifying the time and place fixed for the filing of claims with

the Department in all states where Respondent may have issued insurance policies. § 631.181. Fla. Stat.

D. Give notice of this proceeding to Respondent's agents pursuant to section 631.341, Florida Statutes.

E. Employ and authorize the compensation of legal counsel, actuaries, accountants, clerks, consultants, and such assistants as it deems necessary; purchase or lease personal or real property as it deems necessary; and authorize the payment of the expenses of these proceedings and the necessary incidents thereof, to be paid out of the funds or assets of the Respondent in the possession of the Department or coming into its possession. § 631.141(9), Fla. Stat.

F. Reimburse such employees, from the funds of this receivership, for their actual necessary and reasonable expenses incurred while traveling on the business of this receivership.

G. Not defend or accept service of process on legal actions wherein Respondent, the Department, or the insured is a party defendant, commenced either prior to or subsequent to the order, without authorization of this Court; except, however, in actions where Respondent is a nominal party, as in certain foreclosure actions, and the action does not affect a claim against or adversely affect the assets of Respondent, the Department may file appropriate pleadings in its discretion. § 631.021(5), Fla. Stat.

H. Commence and maintain all legal actions necessary, wherever necessary, for the proper administration of this receivership proceeding.

I. Collect all debts that are economically feasible to collect that are due and owing to Respondent.

J. Deposit funds and maintain bank accounts in accordance with section 631.221, Florida Statutes.

K. Take possession of all of Respondent's securities and certificates of deposit on deposit with the Chief Financial Officer of Florida or any similar official of any other state, if any, and convert to cash as much as may be necessary, in its judgment, to pay the expenses of administration of this receivership.

L. Negotiate and settle subrogation claims and final judgments without further order of this Court.

M. Sell any salvage recovered property without further order of this Court.

N. Coordinate the operation of the receivership with the operation of the Florida Insurance Guaranty Association and any other affected guaranty association in accordance with the provisions of sections 631.395, 631.397, and part II of chapter 631, Florida Statutes, The Department may in its discretion, contract with, provide data processing services for, and release claims files, records, documents pertaining to claims on file with Respondent, or insurance claims filed with the Department to the appropriate guaranty association(s) as necessary to carry out the purposes of chapter 631, Florida Statutes.

O. Update its records to incorporate change of address information for interested individuals/entities (e.g. agent, claimant, creditor, policyholder, subscriber) if the Department determines that there has been a change of address for any interested individuals/entities. The Department is authorized to use change of address information for future mailings.

P. Transfer unclaimed funds to the unclaimed property unit(s) of the states(s) reflected in the claimants' last address of record in the Department's files.

Q. Dispose of and destroy obsolete and unneeded records pursuant to section 631.141(12), Florida Statutes.

R. Authorize the applicable guaranty association(s) to dispose of and destroy

obsolete and unneeded records after the records have been scanned, verified, and added to the guaranty association's records management system so long as the guaranty association(s) provide access to these electronic records to the Department as required to handle its duties.

S. Surrender Respondent's certificate of authority to engage in the insurance business in the state of Florida to the Office of Insurance Regulation, as well as to surrender Respondent's certificate of authority to engage in the insurance business to any other state's Department of Insurance, or appropriate state regulatory authority, where Respondent may be licensed.

T. Notify the Florida Secretary of State, as well as any other states' Secretary of State, of the receivership of Respondent and take any necessary action to ensure that Respondent's ability to do business in Florida and in any other state is subject to both the Department's authority as Receiver and this Court's authority as the receivership court, up to and including administratively dissolving the entity.

U. Apply to this Court for further instructions as the Department deems necessary.

IT IS FURTHER ORDERED AND DIRECTED:

20. This order shall cover Family Security Insurance Company that was merged into Respondent on or about May 31, 2022 with Respondent being the surviving company.

21. Any "Covered Entity" or "Business Associate" in possession of "Protected Health Information" ("PHI") as defined in and governed by the federal Health Insurance Portability and Accountability of 1996, is authorized and directed to disclose such PHI to the Department as receiver of Respondent to the same extent that such disclosure would have been permissible if made directly to Respondent prior to the entry of this Order.

22. Any "financial institution" in possession of "nonpublic personal information" ("NPI") as defined in and governed by the Gramm-Leach-Bliley Financial Modernization Act of 1999, is authorized and directed to disclose such NPI to the Department as receiver of Respondent, to the same extent that such disclosure would have been permissible if made directly to Respondent prior to the entry of this Order.

23. All records and data of Respondent held by a parent corporation or other affiliate are and remain the property of Respondent and shall be secured and segregated or be readily capable of segregation, at no additional cost to the Department, from all other persons and entities' records and data. This includes all records and data that are otherwise the property of the Respondent, as described in paragraphs 24A and 32 of this Order. At the request of the Department the parent corporation or other affiliate shall provide a complete set of all records of any type that pertain to the Respondent's business; complete access to and administrative control of the operating systems on which the data is maintained; use of the software that runs those systems either through assumption of licensing agreements or otherwise.

24. Except as noted in the following paragraph, pursuant to the provisions of 631.252, Florida Statutes, all policies of insurance or similar contracts of coverage issued by Respondent that have not expired are **cancelled effective 12:01 a.m. on the date 30 days after the entry of the Liquidation Order** provided, however, that any policies of flood insurance issued by Respondent pursuant to the National Flood Insurance Act of 1968, as amended shall not be cancelled. Policies

or contracts of coverage with normal expiration dates prior to the dates otherwise applicable under this paragraph, or which are terminated by insureds, or lawfully cancelled by the Department or insurer before such date, shall stand cancelled as of the earlier date.

25. Any premium finance company that has entered into a contract to finance a premium for a policy issued by the Respondent is required to pay any premium owed to the Respondent directly to the Department.

26. The Department shall administer reinsurance losses recoverable or payable by the Respondent in accordance with Chapter 631, Florida Statutes. All correspondence concerning Respondent's reinsurance coverage shall be between the Department and the reinsuring company or intermediary.

27. The United States Postal Service shall be directed to provide any information requested by the Department regarding the Respondent and to handle future deliveries of Respondent's mail as directed by the Department.

28. Upon receipt of a copy of this Order, any bank, savings and loan association, financial institution, or other person which has on deposit, in its possession, custody, or control any funds, accounts, or other assets which are or may be property of Respondent, or which are held by Respondent's affiliates, agents, subagents, producing agents, brokers, solicitors, service representatives, premium finance companies, or others under agency contracts or which were otherwise set up for the benefit to Respondent regardless of how such accounts or assets are titled is directed to immediately:

A. Disclose to the Department the existence of those accounts, any funds contained therein, and all documents in its possession relating to Respondent for the Department's inspection and copying;

B. Transfer title, custody, and control of all such funds, accounts, and other assets to the Department; and

C. Not otherwise disburse, convey, transfer, pledge, assign, hypothecate, encumber, or in any manner dispose of such funds, accounts, and assets without prior written consent of, or unless otherwise directed in writing by the Department.

The Department shall be authorized to change the name of such accounts and other assets; change the authorized signers on the accounts; withdraw account funds from such bank, savings and loan association or other financial institution; or take any lesser action necessary for the proper conduct of this receivership. No bank, savings and loan association, or other financial institution shall be permitted to exercise any form of set-off, alleged set-off, lien, any form of self-help whatsoever, or refuse to transfer any funds or assets to the Department's control without permission of this Court.

29. Any entity furnishing telephone, water, electric, sewage, garbage, or trash removal services to the Respondent is required to maintain such service and transfer any such accounts to the Department as of the date of the Order, unless instructed to the contrary by the Department.

30. Upon request by the Department, any company providing telephonic services to the Respondent is directed to provide a reference of calls from the number presently assigned to the Respondent to any such number designated by the Department or perform any other services or changes necessary to the conduct of the receivership.

31. All executory contracts to which the Respondent was a party shall be cancelled and stand cancelled unless specifically adopted by the Department within ninety (90) days of the date of this Order or from the date of the Department's actual knowledge of the existence of such contract, whichever is later. "Actual Knowledge" means the Department has in its possession a written contract to which the Respondent is a party, and the Department has notified the vendor in writing acknowledging the existence of the contract.

A. Further, the Department shall have the authority to do the following:

i. Pay for services provided by any of Respondent's vendors, including affiliates which are vendors, in the ninety (90) day period prior to assuming or rejecting the contract, which are necessary to administer the receivership estate; and

ii. Once the Department determines Respondent's vendor is necessary in the continued administration of the receivership estate for a period to exceed the ninety (90) days from the date of this order, or from the date of Department's actual knowledge of such contract, whichever is later, the Department may make minimal modifications to the terms of the contract, including, but not limited to, the expiration date of the agreement, the scope of the services to be provided, and/or the compensation to be paid to Respondent's vendor pursuant to the contract. "Minimal Modifications" shall mean any minimum alteration made to the contract in order to adapt to the new circumstances of the receivership estate. In no event will any minimal modification be construed as the Department entering into a new contract with Respondent's vendor.

B. Any vendor, including but not limited to, any and all employees/contractors of insurer, claiming the existence of a contractual relationship with the insurer shall provide notice to the Department of such relationship. This notice shall include any and all documents and information regarding the terms and conditions of the contract, including a copy of the written contract between the vendor and the insurer, if any, what services or goods were provided pursuant to the contract, any current, future and/or past due amounts owing under the contract, and any supporting documentation for third party services or goods provided. Failure to provide the required information may result in vendors' contractual rights not being recognized by the

Department. The rights of the parties to any such contracts are fixed as of the date of the Order and any cancellation under this provision shall not be treated as an anticipatory breach of such contracts.

32. Any and all information technology service providers or data processing services, including but not limited to: Duck Creek, Griston, Mulesoft, TierPoint, Highland Onbase, Caseglide, Workday, Clearwater Analytics, Wings Statutory Reporting, Dayshore Solutions, Ring Central, Marketoo, TC Delivers, Ingo Money, Exactware-Exactimate, Mind Tree, and Duck Creek Professionals, which have custody or control of any data processing information and records including but not limited to electronic message communications, source documents, claims data, policy administration data, data processing cards, input tapes, all types of storage information, master tapes or any other recorded information relating to the Respondent is directed to transfer the rights to or actual custody and control of such records to the Department. The Department shall be authorized to compensate any such entity for the actual use of hardware, software, and licenses which the Department finds to be necessary to this proceeding. Compensation should be based upon the monthly rate provided for in contracts or leases with Respondent or its affiliates which were in effect when this proceeding was instituted or based upon such contract as may be negotiated by the Department, for the actual time such equipment and software is used by the Department. Any past due or pending balances due from Respondent shall be processed as claims against the receivership estate and shall not be a basis for withholding the transfer of records, actual use of hardware or software, or services contemplated in this Paragraph.

33. All attorneys employed by Respondent as of the date of the Order, are required **within ten (10) days of receiving notice of this Order**, to report to the Department on the name, company claim number and status of each file they are handling on behalf of the Respondent. Said report

should also include an accounting of any funds received from or on behalf of the Respondent. All attorneys employed by Respondent are advised that pursuant to sections 631.011(17) and 631.011(21), Florida Statutes, a claim based on mere possession does not create a secured claim and all attorneys employed by Respondent, pursuant to *In Re the Receivership of Syndicate Two, Inc.*, 538 So.2d 945 (Fla DCA 1989), who are in possession of litigation files or other material, documents or records belonging to or relating to work performed by the attorney on behalf of Respondent are required to deliver such litigation files, material, documents or records intact and without purging to the Department, on request, notwithstanding any claim of a retaining lien which, if otherwise valid, should not be extinguished by the delivery of these documents.

34. All subsidiaries, affiliates, parent corporations, ultimate parent corporations, and any other business entity affiliated with Respondent having any interest in the building located at [insert address] or any other facility in which Respondent may operate, shall make available, at that location and at no charge to the Department or to Respondent, office space, and related facilities (telephone service, copiers, computer equipment and software, office supplies, parking, etc.) to the extent deemed necessary by the Department in its sole discretion.

35. All claims shall be filed with the Department on proof of claim forms ("POCs") prepared by the Department **on or before 1 year from the date this Order is entered**, or such claims shall be considered late-filed. The Department may disallow a claim if it does not contain all of the information required by the POC or if the claim is not filed on the POC provided by the Department. If the deadline for filing claims falls on a Saturday, Sunday, or a legal holiday, the deadline is extended to the next business day. Pursuant to section 631.181(5), Florida Statutes, the Department may petition this Court to set a date certain after which no further claims may be filed.

36. To assure the validity of claim assignments, to assure that the processing of assignments does not create an undue burden on estate resources, and to assure that assignment decisions are made using the best information available, the Department shall not recognize or accept any assignment of claim by the claimant of record unless the following criteria are met:

A. A distribution petition has not been filed with this Court;

B. The Department has been provided with a properly executed and notarized assignment of claim agreement entered into between the parties;

C. The Department has been provided with a properly executed and notarized Department's Assignment of Claim Change Form and required supporting documentation.

D. The Department's Assignment of Claim Change Form shall contain an acknowledgement by the claimant, or someone authorized to act on behalf of the claimant, that:

i. The claimant is aware that financial information regarding claims distributions and payments published on the Department's website or otherwise available can assist the claimant in making an independent and informed decision regarding the sale of the claim;

ii. The claimant understands that the purchase price being offered in exchange for the assignment may differ from the amount ultimately distributed in the receivership proceeding with respect to the claim;

iii. It is the claimant's intent to sell their claim and have the Department's records be permanently changed to reflect the new owner; and

iv. The claimant understands that that they will no longer have any title, interest, or rights to the claim including future mailings and distributions if they occur.

Any person, firm, corporation, or other entity having notice of the Order that fails to abide by its

terms is directed to appear before this Court to show good cause, if any they may have, as to why they should not be held in contempt of Court for violation of the provisions of this Order.

CONTINUATION OF INVESTIGATION

37. The Department shall be authorized to conduct an investigation as authorized by section 631.156, Florida Statutes, to determine the causes of the insolvency, including whether false statements filed with the Department contributed to the insolvency and if any laws of this state, any other state, or the Federal Government relating to the solvency of the insurer were violated; to discover assets for recovery; and to determine the location of assets and their manner of recovery.

38. The Department may take statements under oath and examine and review the books, records, and documents of Controlling Persons as defined in paragraph 18.

39. Section 631.391, Florida Statutes, imposes on Controlling Persons a duty to cooperate with the Department in any proceeding under Chapter 631, Florida Statutes, and during any investigation preliminary or incidental to the proceeding. Such cooperation shall include, but not be limited to, providing oral testimony under oath, in both their official, representative, and individual capacities and the production of all documents that are calculated to disclose the true state of Respondent's affairs.

40. In furtherance of this investigation, Respondent's parent corporations, its subsidiaries, and affiliates are required to make all books, documents, accounts, records, including all records located in any premises occupied by such parent corporations, subsidiaries or affiliates available for full, free and unhindered inspection and examination by the Department during normal business hours (8:00 a.m. to 5:00 p.m.) Monday through Friday, from the date of the Order and to provide copies of any records requested by the Department whether or not such records are related to Respondent.

41. Additionally, Respondent's parent corporations, its subsidiaries, and affiliates shall secure all employee electronic mailboxes and provide to the Department a full export of all employee electronic mailboxes for the past twelve months or longer to the extent that data older than twelve months is available in a format that maintains all header and custodian metadata.

42. All Sheriffs and all law enforcement officials of this state shall cooperate with and assist the Department in the implementation of this Order.

INJUNCTION

43. Pursuant to sections 631.041(3) and (4), Florida Statutes, all persons, firms, corporations and associations within the jurisdiction of this Court, including, but not limited to, Respondent and its officers, directors, stockholders, affiliates, members, subscribers, agents, and all other persons are enjoined and restrained from the further transaction of the insurance business of the Respondent; from doing, doing through omission, or permitting to be done any action which might waste or dispose of the books, records and assets of the Respondent; from in any means interfering with the Department or these proceedings; from the transfer of property and assets of Respondent without the consent of the Department; from the removal, concealment, or other disposition of Respondent's property, books, records, and accounts; from the commencement or prosecution of any actions against the Respondent or the Department together with its agents or employees, the service of process and subpoenas, or the obtaining of preferences, judgments, writs of attachment or garnishment or other liens; and, from the making of any levy or execution against Respondent or any of its property or assets.

44. Notwithstanding the provisions of this paragraph, the Department is permitted to accept and be subpoenaed for non-party production of claims files, insurance policies, underwriting files, personnel and other types of related company files, in its possession, including

medical records, which may be contained therein. In such cases where medical records are subpoenaed, the requesting party must submit an affidavit to the Department stating that notice of the non-party production was appropriately issued and provided to the patient and that the patient was given the opportunity to object and either did not object to the non-party production, or objected and the Court overruled the objection, in which case a copy of the Court's ruling must be attached to the affidavit. The Department is authorized to impose a charge for copies of such files pursuant to the provisions of section 624.501, Florida Statutes.

NOTICE OF AUTOMATIC STAY

45. Notice is hereby given that, pursuant to section 631.041(1), Florida Statutes, the filing of the Department's Petition herein operates as an automatic stay applicable to all persons and entities, other than the Department and OIR, which shall be permanent and survive the entry of the order, and which prohibits:

A. The commencement or continuation of judicial, administrative, or other action or proceeding against the insurer or against its assets or any part thereof;

B. The enforcement of a judgment against the insurer or an affiliate obtained either before or after the commencement of the delinquency proceeding;

C. Any act to obtain possession of property of the insurer;

D. Any act to create, perfect or enforce a lien against property of the insurer, except a secured claim as defined in section 631.011(21), Florida Statutes;

E. Any action to collect, assess or recover a claim against the insurer, except claims as provided for under chapter 631, Florida Statutes; and

F. The set-off or offset of any debt owing to the insurer except offsets as provided in section 631.281, Florida Statutes.

46. The estate of an insurer in liquidation which is injured by any willful violation of an applicable stay or injunction shall be entitled to actual damages, including costs and attorney's fees, and, in appropriate circumstances, this Court may impose additional sanctions. § 631.041(6), Fla. Stat.

47. This Court retains jurisdiction of this cause for the purpose of granting such other and further relief as from time to time shall be deemed appropriate.

DONE and ORDERED in Chambers at the Leon County Courthouse in Tallahassee, Leon County, Florida on this 27th day of February 2023.

Honorable John Cooper
Circuit Judge